EXHIBIT 99.1

Omega Flex to Transition to TracPipe® CounterStrike®

Builds on Company’s Legacy of Developing the Best and Most Innovative Products

EXTON, PA (June 13, 2011) – Omega Flex, Inc., (NASDAQ:OFLX) the preeminent international producer of quality engineered flexible metallic products, today announced it will transition its line of Corrugated Stainless Steel Tubing (“CSST”) to its TracPipe CounterStrike product in the United States and Canada, effective September 1, 2011.  This voluntary transition reflects the Company’s continued commitment to innovation and safety by putting the best products on the market, while at the same time addressing inconsistencies in model building codes regarding bonding requirements that leave homes and other structures vulnerable to lightning damage.

Introduced in 2004 and reformulated in 2007, TracPipe CounterStrike exceeds all industry product and safety requirements and is compliant with codes in all 50 states.  The product has all of the innovative features that Omega Flex is renowned for, plus a comprehensive solution to potential lightning damage through a pioneering conductive black jacket covering the stainless steel pressure liner.  The patented jacket is designed to protect against arcing from an indirect lightning strike without the need for additional bonding.  The current version of TracPipe CounterStrike has millions of feet and tens of thousands of installations in the United States without a single documented instance of lightning damage to the product.

TracPipe CounterStrike is the most crush resistant product on the market and lays straighter and pulls through easier due to its heavier jacket.  The conductive black jacket also offers greater aesthetic appeal.  Importantly, TracPipe CounterStrike – which comes in the full range of sizes, from 3/8 inches to two inches – is fully compatible with Omega Flex’s current CSST products and uses all of the Company’s system accessories, including its state-of-the-art AutoFlare® fittings.

“Omega Flex has a proven history of innovation and advancing the industry through a series of differentiated products and our transition to TracPipe CounterStrike reflects this continued commitment to creating the best products for our customers,” said Kevin Hoben, chief executive officer of Omega Flex, Inc.  “In TracPipe CounterStrike, we have combined the proven features and functionality of TracPipe® with scientific advancements to develop a product that exceeds all of the industry’s safety and performance standards.  We are very pleased with the positive feedback that we have received from customers during the seven years that TracPipe CounterStrike has been on the market.”

TracPipe CounterStrike is the latest in Omega Flex’s long line of industry-defining products.  In 1997, the Company revolutionized the CSST industry with the introduction of its TracPipe and AutoFlare® products, which have been the best and most popular products for nearly 15 years.  TracPipe continues to meet all of the industry’s strict product and safety standards.  Omega Flex was the first company to introduce a CSST product with a conductive jacket to promote safety and address inconsistencies in the model building codes with regards to bonding and grounding requirements.  TracPipe CounterStrike eliminates the need for additional bonding (unless required by local codes).  The Company expects that the full transition from TracPipe to TracPipe CounterStrike will be completed by September 1, 2011.

Lightning damage can affect all systems within a home, including rigid gas piping, electrical wiring and appliances.  In the unlikely event that lightning should strike a structure, a properly installed and bonded CSST system has been proven effective in resisting related damage.  In fact, a recently released report by the Fire Protection Research Foundation – the country’s foremost authority on fire, electrical and building safety – validated the importance of bonding CSST systems, as part of its larger conclusion that bonding together all metallic systems in an equipotential manner is the best way to reduce lightning damage to homes, absent a lightning protection system.  Furthermore, the study found that in Europe and Canada, where equipotential bonding is mandated, there have been no reports of lightning-related damage on CSST systems.

“Omega Flex has been at the forefront of working with the national building code organizations to adopt uniform regulations to protect homes and other structures from lightning damage,” noted Mr. Hoben.  “We believe that starts with a requirement that all metallic systems in the home be bonded together, which includes all gas piping systems.  Until the day that equipotential bonding becomes the national standard, our TracPipe CounterStrike product eliminates the need for additional bonding of CSST systems, making homes safer and a professional installer’s job much easier.  Through TracPipe CounterStrike, we have developed a comprehensive solution to the several challenges in product design and code compliance.”

TracPipe CounterStrike is part of the natural evolution of the industry.  For approximately 100 years, black iron pipe was the most common product used to carry natural gas through homes and buildings in the United States.  In the 1980s, CSST was introduced as a superior alternative to black pipe and its well-known deficiencies: failures during earthquakes or shifting, numerous joints and potential leaks leading to gas explosions, and difficulties in installation.  CSST, which was developed by nationally recognized agencies, including the American Gas Association and Gas Research Institute, is a more advanced product specifically engineered for gas piping applications and is safer than black pipe.  Unlike black iron pipe, not one person has been injured or killed due to defects in CSST.  Now, Omega Flex has developed TracPipe CounterStrike, which incorporates the latest scientific research and technological advancements to build upon the success of its current CSST products.

TracPipe CounterStrike is compliant with model codes, including the National Fuel Gas Code (NFGC), International Fuel Gas Code (IFGC) and the Uniform Plumbing Code (UPC), as well as listed by the International Code Council (ICC) Evaluation Services-PMG 1058 and the International Association of Plumbing and Mechanical Officials (IAPMO) ER0227 as lightning resistant without the need for additional bonding.  It is also listed to ANSI LC 1-2005, as well as Factory Mutual for seismic resistance and Underwriters Laboratories for fire resistance.  In extensive laboratory testing, TracPipe CounterStrike has been found to be up to 400 times more resistant to damage from electrical arcing than competitive yellow CSST products.

Customers who would like more information about TracPipe CounterStrike or the product transition should visit Omega Flex’s website at www.tracpipe.com.

About CSST
CSST was initially developed during the early 1980s as a safe and effective gas distribution system that can withstand damage that may occur during earthquakes, lightning strikes and other natural disasters.  The CSST system consists of flexible steel pipe that connects from the gas service entrance source to appliances.  The flexibility of the piping allows it to be routed through the building in continuous lengths without the many joints required with rigid piping, and without the need for any special tools.  Corrugated stainless steel tubing now commands slightly more than one-half of the market share for fuel gas piping in new and remodeled residential construction in the United States, and the use of rigid iron pipe, and to a lesser degree copper tube, accounts for the remainder of the market.

For more information about CSST, visit http://www.csstfacts.org.

About TracPipe® CounterStrike® CSST
TracPipe CounterStrike® from Omega Flex, Inc. is designed to be more resistant to damage from transient electrical arcing than conventional gas piping materials.  In a lightning strike, the electrical energy of the lightning can energize all electrical and mechanical components in a building.  This electrical energy, in attempting to reach ground, may arc between systems that have different electrical potential, and arcing can cause damage to any of these systems.  TracPipe CounterStrike® is designed with an electrically conductive jacket to dissipate this energy, protecting the gas-carrying stainless steel core.

About Omega Flex, Inc.
Established in 1975, Omega Flex, Inc. is the pre-eminent international producer of flexible metallic piping products.  With more than 90 patents registered worldwide, Omega Flex® supplies proprietary products for a broad number of applications and markets, which include primary steel production, semi-conductor, medical, pharmaceutical, petrochemical, residential, residential and commercial construction, and power generation.

Omega Flex®, TracPipe®, CounterStrike® and AutoFlare® are registered trademarks of Omega Flex, Inc. All rights reserved. For more information, visit www.omegaflex.com.